EXHIBIT (e)(2)

Schedule A to Master

Placement Agent Agreement

May 16, 2022

Core Bond Portfolio
Emerging Markets Local Income Portfolio
Eaton Vance Floating Rate Portfolio
Global Income Builder Portfolio
Global Macro Absolute Return Advantage Portfolio
Global Macro Capital Opportunities Portfolio
Global Macro Portfolio
Global Opportunities Portfolio
Greater India Portfolio
High Income Opportunities Portfolio
International Income Portfolio
Senior Debt Portfolio
Short Duration Inflation-Protected Income Portfolio
Stock Portfolio
Tax-Managed Growth Portfolio
Tax-Managed International Equity Portfolio
Tax-Managed Multi-Cap Growth Portfolio
Tax-Managed Small-Cap Portfolio
Tax-Managed Value Portfolio
5-to-15 Year Laddered Municipal Bond Portfolio